O S H K O S H    T R U C K    C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH TRUCK CORPORATION REPORTS
FIRST QUARTER EPS OF $0.50

Reaffirms Fiscal 2008 EPS Estimate Range of $4.15 — $4.35

Announces Second Quarter EPS Estimate Range of $0.85 — $0.90

        OSHKOSH, WI (February 1, 2008) – Oshkosh Truck Corporation [NYSE: OSK], a leading manufacturer of specialty vehicles and vehicle bodies, today reported that, for its first quarter of fiscal 2008, earnings per share (EPS) was $0.50, on sales of $1.5 billion and net income of $37.3 million. These results compare with EPS of $0.55 on sales of $1.0 billion and net income of $41.2 million for last year’s first quarter. Oshkosh’s EPS exceeded the Company’s most recent earnings estimate range for the first quarter of $0.35 — $0.40. Oshkosh also reaffirmed its estimate range for fiscal 2008 EPS of $4.15 — $4.35.

        “We’ve just completed our first full year of ownership of JLG Industries and we couldn’t be happier with its positive impact on the Oshkosh family,” commented Robert G. Bohn, Oshkosh Truck Corporation chairman and chief executive officer. “Our access equipment segment continued to deliver double-digit sales growth with its dynamic products, driven by demand in international markets.

        “Our defense business continues to deliver impressive growth as well. New and remanufactured truck production helped defense sales grow by 27.8 percent during the quarter,” added Bohn.

        “Our two largest segments, access equipment and defense, have performed well and should continue to propel our growth throughout fiscal 2008. As a result, we are maintaining our positive outlook for the Company as we expect both top and bottom line growth to lead to an EPS range of $4.15 to $4.35 in fiscal 2008. This is an increase of between 16 and 22 percent over the prior year.

        “While we expect a double digit increase in earnings for the Company overall in fiscal 2008, we are facing significant headwinds in our commercial and fire & emergency segments. Our concrete mixer business is operating at sharply reduced levels due to the slowdown in residential construction and the aftereffects of the pre-buy in advance of the 2007 diesel engine emissions standards changes. We believe that this lower level of activity will continue throughout the fiscal year, until pre-buy activity ahead of the 2010 diesel engine emissions standards changes begins next fiscal year. Finally, the restructuring plan for our European refuse collection vehicle business is on track, but we will not be satisfied with its performance until it returns to profitability, which we expect to occur in fiscal 2009,” stated Bohn.

        Bohn continued, “We are excited about the interest expressed by fire departments across North America for our industry leading Pierce PUC pump technology. We believe that our ability to produce innovative products will keep our fire & emergency business performing well over the long term. However, we believe that current weaker municipal spending and the aftereffects of the 2007 pre-buy will continue to impact near term order activity for the fire apparatus market. Higher oil prices and weaker economic conditions have impacted our towing and recovery business. Also, our mobile medical trailer and broadcast vehicle business is experiencing, what we believe will be short-term, lower volumes. On a stronger note, we are pleased that our airport products business has continued to grow internationally, and we expect global demand for these products to remain high for the foreseeable future.

        Bohn concluded, “Oshkosh is meeting weak market conditions head on by investing in global initiatives to improve distribution in key international growth markets and reducing costs across all businesses. This permits us to maintain our positive outlook for fiscal 2008.”

        Sales in the first quarter of fiscal 2008 increased $493.1 million, or 49.0 percent, as compared to last year’s first quarter. The acquisition of JLG Industries, Inc. (JLG) was the primary driver of the increase as they were a part of the Company for the entire first quarter in fiscal 2008 versus 25 days in last year’s first quarter. Increased defense segment sales largely offset the decline in commercial segment sales as the commercial segment experienced lower demand for vehicles and vehicle bodies in North America as a result of the impact of lower residential construction activity in the U.S. combined with the aftereffects of the diesel engine emissions standards changes, which were effective in January 2007.

        First quarter operating income increased 31.5 percent to $109.9 million, or 7.3 percent of sales. The increase in operating income is primarily related to the inclusion of JLG for the entire quarter, offset in part by an operating loss in the commercial segment due to the decline in volume in North America and an operating loss at its European refuse collection vehicle business.

        Factors affecting first quarter results for the Company’s business segments included:

        Access Equipment – Access equipment segment sales were $610.5 million for the quarter, while operating income was $61.1 million, or 10.0 percent of sales. Sales for the segment were 18.9 percent higher in the quarter than JLG sales for the comparable prior year period, including sales prior to our ownership. Sales reflected substantially higher demand internationally, offset in part by lower telehandler sales in North America. Operating income in the first quarter benefited from higher sales, favorable product mix and favorable foreign exchange rates.

        Defense – Defense segment sales increased 27.8 percent to $398.3 million for the quarter compared to the prior year first quarter due to an increase in sales of heavy trucks to the U.S. Department of Defense, offset in part by a decrease in sales of trucks under a contract with the UK Ministry of Defence that concluded last year, and lower parts and service sales. Increased new and remanufactured truck sales reflected higher federal funding for such vehicles, while parts and service sales declined on lower armor kit and component sales.

        Operating income in the first quarter was up 16.9 percent to $63.9 million, or 16.0 percent of sales, compared to the prior year quarter operating income of $54.6 million, or 17.5 percent of sales. The decrease in operating income as a percent of sales as compared to the prior year quarter reflects adverse truck product mix and lower negotiated margins on truck contract renewals, offset in part by favorable warranty experience and the benefit of higher sales on relatively flat operating expenses.

        Fire & Emergency – Fire & emergency segment sales increased 2.5 percent to $272.6 million for the quarter compared to the prior year quarter. The increase in sales reflected higher domestic fire apparatus and higher airport product sales, offset in part by weaker demand at most of the other businesses in the segment.

        Operating income was down 9.3 percent to $22.2 million, or 8.2 percent of sales, compared to the prior year quarter operating income of $24.5 million, or 9.2 percent of sales. The decrease in operating income during the quarter was the result of operating losses at the Company’s domestic mobile medical trailer and broadcast vehicle business and international fire apparatus business, offset in part by improved airport product margins and a return to profitability at the Company’s domestic ambulance business.

        Commercial – Commercial segment sales decreased 27.8 percent to $230.4 million in the first quarter compared to the prior year quarter. The segment had an operating loss of $10.2 million, or 4.4 percent of sales, compared to operating income of $20.8 million, or 6.5 percent of sales, in the prior year quarter. Weakness in the U.S. residential construction market and expected lower domestic volume subsequent to the January 2007 changes to diesel engine emissions standards negatively impacted sales and operating income for the segment. Sales and operating income in the first quarter of the prior year benefited from strong demand ahead of the aforementioned diesel engine emissions standards change. The Company’s European refuse collection vehicle operations sustained an operating loss of $5.4 million in the first quarter of fiscal 2008, which was an increase of $1.2 million from the prior year quarter. The increased loss primarily related to charges associated with a previously announced facility rationalization and costs associated with increasing production capabilities at its Romanian facility.

        Corporate and other – Operating expenses and inter-segment profit elimination increased $8.4 million to $27.1 million for the first quarter compared to the prior year quarter. The increase was largely due to higher personnel, professional services and travel costs primarily associated with the acquisition of JLG. Interest expense net of interest income for the quarter increased $34.4 million to $54.5 million compared to the prior year quarter. Higher interest costs resulted from additional acquisition-related debt, including interest on debt incurred to acquire JLG.

        The provision for income taxes in the first quarter decreased to 34.0 percent of pre-tax income compared to 36.0 percent of pre-tax income in the prior year quarter. The lower effective tax rate reflected the continued phase-in of the domestic manufacturing deduction, a favorable tax incentive agreement in Europe and the impact on the state tax rate of additional leverage associated with the JLG acquisition.

        Equity in earnings of unconsolidated affiliates increased to $1.8 million during the first quarter compared to $1.0 million in the prior year quarter due to the addition of a joint venture in Europe that was acquired in the acquisition of JLG.

        The Company was able to manage its spending and seasonal build in working capital without borrowing additional funds during the quarter and total debt remained at $3.1 billion at the end of the first quarter, consistent with debt levels at September 30, 2007.

Fiscal 2008 Estimates

        The Company reaffirmed its fiscal 2008 EPS estimate range of $4.15 to $4.35 compared to EPS of $3.58 in fiscal 2007. The Company expects its second quarter EPS to be in the range of $0.85 to $0.90. These estimates reflect the Company’s performance in the first quarter, anticipated strong performance in the access equipment and defense segments and an improvement in the estimated effective income tax rate, offset by weaker economic conditions negatively impacting the fire & emergency and commercial segments.

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable February 25, 2008, to shareholders of record as of February 15, 2008.

        The Company will comment on first quarter earnings and expectations for fiscal 2008 during a conference call at 9:00 a.m. EST this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire & emergency vehicles and vehicle bodies. Oshkosh’s products are valued worldwide by rental and construction companies, defense forces, fire & emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the challenges of integrating the acquired JLG business; the consequences of financial leverage associated with the JLG acquisition; the Company’s ability to turn around its Geesink Norba Group business sufficiently to support its current valuation resulting in no impairment charge; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a recession, which the U.S. economy may be entering; risks related to reductions in government expenditures and the uncertainty of government contracts; risks associated with international operations and sales, including foreign currency fluctuations; risks related to the collectibility of access equipment receivables and the potential for increased costs relating to compliance with changes in laws and regulations. In addition, the Company’s expectations for fiscal 2008 are based in part on certain assumptions made by the Company, including without limitation, the Company’s ability to integrate the acquired JLG business; the Company’s ability to turn around the Geesink Norba Group business sufficiently to support its current valuation resulting in no impairment charges; the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates; the performance of the U.S. and European economies generally, each of which could move into recession; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at JLG, McNeilus, the Geesink Norba Group and Medtec; the availability of defense truck carcasses for remanufacturing; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the Medium Tactical Vehicle Replacement follow-on contract, the Logistics Vehicle System Replacement contract and international defense truck contracts; the Company’s ability to produce defense trucks at increased levels in fiscal 2008; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire & emergency and refuse collection vehicles, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures by the Company; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options, performance share awards, bad debts, personnel and raw materials; the Company’s estimates for debt levels, interest rates, foreign exchange rates, working capital needs and effective tax rates; and that the Company does not complete any acquisitions in the short term. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2007	2006
	(In millions, except per share amounts)
Net sales	$1,499.9	$1,006.8
Cost of sales	1,247.9	834.1

Gross income	252.0	172.7
Operating expenses:
Selling, general and administrative	123.4	82.0
Amortization of purchased intangibles	18.7	7.1

Total operating expenses	142.1	89.1

Operating income	109.9	83.6
Other income (expense):
Interest expense	(56.3)	(20.8)
Interest income	1.8	0.7
Miscellaneous, net	(2.1)	(0.4)

	(56.6)	(20.5)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	53.3	63.1
Provision for income taxes	18.1	22.7

Income before equity in earnings of
unconsolidated affiliates and
minority interest	35.2	40.4
Equity in earnings of unconsolidated
affiliates, net of income taxes	1.8	1.0
Minority interest, net of income taxes	0.3	(0.2)

Net income	$37.3	$41.2

Earnings per share
Basic	$0.51	$0.56
Diluted	$0.50	$0.55
Basic weighted average shares outstanding	73.8	73.3
Effect of dilutive stock options and
incentive compensation awards	1.2	1.2

Diluted weighted average shares outstanding	75.0	74.5

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2007	September 30, 2007
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$133.0	$75.2
Receivables, net	750.3	1,076.2
Inventories, net	1,052.6	909.5
Deferred income taxes	70.8	77.5
Other current assets	58.9	56.5

Total current assets	2,065.6	2,194.9
Investment in unconsolidated affiliates	36.4	35.1
Property, plant and equipment	679.3	667.3
Less accumulated depreciation	(248.5)	(237.7)

Property, plant and equipment, net	430.8	429.6
Goodwill, net	2,463.5	2,435.4
Purchased intangible assets, net	1,131.6	1,162.1
Other long-term assets	156.5	142.7

Total assets	$6,284.4	$6,399.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$92.9	$81.5
Accounts payable	510.9	628.1
Customer advances	327.7	338.0
Payroll-related obligations	83.6	105.0
Income taxes payable	19.9	64.0
Accrued warranty	82.1	88.2
Other current liabilities	226.5	243.2

Total current liabilities	1,343.6	1,548.0
Long-term debt, less current maturities	2,956.3	2,975.6
Deferred income taxes	335.0	340.1
Other long-term liabilities	215.4	138.7
Commitments and contingencies
Minority interest	3.6	3.8
Shareholders’ equity	1,430.5	1,393.6

Total liabilities and shareholders’ equity	$6,284.4	$6,399.8

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31,
	2007	2006
	(In millions)
Operating activities:
Net income	$37.3	$41.2
Non-cash and other adjustments	41.9	17.6
Changes in operating assets and liabilities	9.5	(88.1)

Net cash provided (used) by operating activities	88.7	(29.3)
Investing activities:
Acquisition of businesses, net of cash acquired	--	(3,124.8)
Additions to property, plant and equipment	(19.6)	(8.2)
Additions to equipment held for rental	(4.3)	(3.5)
Proceeds from sale of property, plant and equipment	2.6	0.1
Proceeds from sale of equipment held for rental	3.3	0.1
Distribution of capital from unconsolidated affiliates	0.3	0.3
Decrease in other long-term assets	0.1	0.4

Net cash used by investing activities	(17.6)	(3,135.6)
Financing activities:
Proceeds from issuance of long-term debt	--	3,100.0
Debt issuance costs	--	(33.5)
Repayment of long-term debt	(0.4)	(0.3)
Net (repayments) borrowings under revolving credit facility	(6.7)	119.7
Proceeds from exercise of stock options	0.1	1.5
Excess tax benefits from stock-based compensation	0.6	1.9
Dividends paid	(7.4)	(7.4)

Net cash (used) provided by financing activities	(13.8)	3,181.9
Effect of exchange rate changes on cash	0.5	0.3

Increase in cash and cash equivalents	57.8	17.3
Cash and cash equivalents at beginning of period	75.2	22.0

Cash and cash equivalents at end of period	$133.0	$39.3

Supplementary disclosure:
Depreciation and amortization	$37.3	$18.7

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,
	2007	2006
	(In millions)
Net sales:
Access equipment	$610.5	$117.7
Defense	398.3	311.7
Fire & emergency	272.6	266.0
Commercial	230.4	319.0
Intersegment eliminations	(11.9)	(7.6)

Consolidated	$1,499.9	$1,006.8

Operating income (loss):
Access equipment	$61.1	$2.4
Defense	63.9	54.6
Fire & emergency	22.2	24.5
Commercial	(10.2)	20.8
Corporate and other	(27.1)	(18.7)

Consolidated	$109.9	$83.6

Period-end backlog:
Access equipment	$922.9	$1,181.3
Defense	1,448.4	859.4
Fire & emergency	573.2	692.0
Commercial	249.3	371.7

Consolidated	$3,193.8	$3,104.4

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